IMMEDIATE RELEASE

TOWNSQUARE REPORTS STRONG FOURTH QUARTER:
NET REVENUE RISES 12% AND ADJUSTED EBITDA INCREASES 9%
2018 Digital Revenue over $120 Million and Nearly 30% of Total Net Revenue

Greenwich, CT - March 12, 2019 - Townsquare Media, Inc. (NYSE: TSQ) (“Townsquare,” the “Company,” “we,” “us,” or “our”) announced today financial results for the fourth quarter and year ended December 31, 2018.

“2018 was an exciting year for Townsquare. We reoriented our business to focus on the profitable growth of Townsquare’s local media and digital marketing solutions offerings, completed two strategic, tuck-in radio acquisitions, initiated a dividend, and delivered strong revenue and Adjusted EBITDA growth that exceeded our business plan,” commented Bill Wilson, Chief Executive Officer of Townsquare.

Mr. Wilson continued, “In 2018, we delivered net revenue growth of approximately 5% and Adjusted EBITDA growth of over 7%, driven by the impressive growth of our digital businesses, which now total $120 million in annual net revenue and thus nearly 30% of our total net revenue. Further, we beat our previously issued 2018 revenue guidance. The fourth quarter delivered the strongest year over year growth in 2018, with net revenue growth of 12%, and we saw sequential improvement in our advertising business throughout the year.”

“In addition, Townsquare Interactive added 2,950 net subscribers in 2018 (compared to 1,700 in 2017) and thus ended the year with approximately 15,350 subscribers and nearly $50 million in net revenue.”

The Company also announced today that its board of directors approved a quarterly cash dividend of $0.075 per share. The dividend will be payable on May 15, 2019 to shareholders of record as of the close of business on April 2, 2019.

Fourth Quarter Highlights*

•	As compared to the fourth quarter of 2017 on a GAAP basis:
•Net revenue increased 12.0%, and 14.4% excluding live events net revenue
•Net revenue increased 7.5% excluding political revenue
•Townsquare Interactive net revenue increased 28.5%
•Advertising net revenue increased 12.6%
•Live Events net revenue decreased 41.8%
•Net loss decreased 39.9%, and net income from continuing operations decreased 350.5%
•Adjusted EBITDA increased 9.1%

•	As compared to the fourth quarter of 2017 on a pro forma basis:
•Net revenue increased 9.7%, and 12.0% excluding live events net revenue
•Net revenue increased 5.2% excluding political revenue
•Net loss decreased 38.6%
•Adjusted EBITDA increased 6.4%

•	Diluted net loss per share from continuing operations and diluted Adjusted Net Income Per Share were $1.26 and $0.26, respectively

•	Townsquare Interactive added 850 net subscribers

Full Year Highlights*

•	As compared to the year ended December 31, 2017 on a GAAP basis:
•Net revenue increased 4.7%, and 8.6% excluding live events net revenue
•Net revenue increased 2.8% excluding political revenue
•Townsquare Interactive net revenue increased 21.4%
•Advertising net revenue increased 6.9%
•Live Events net revenue decreased 21.1%
•Net loss increased 207.4%, and net income from continuing operations decreased 102.0%

•Adjusted EBITDA increased 7.3%

•	As compared to the year ended December 31, 2017 on a pro forma basis:
•Net revenue increased 3.7%, and 7.4% excluding live events net revenue
•Net revenue increased 1.9% excluding political revenue
•Net loss increased 274.3%
•Adjusted EBITDA increased 5.9%

•	Diluted net loss per share from continuing operations and diluted Adjusted Net Income Per Share were $0.03 and $1.08, respectively

•	Townsquare Interactive added 2,950 net subscribers, ending the year with approximately 15,350 subscribers

•	Repaid $11.4 million of long-term debt

* See below for discussion of non-GAAP measures and reconciliations to GAAP measures.

Quarter Ended December 31, 2018 Compared to the Quarter Ended December 31, 2017

Net Revenue
Net revenue for the quarter ended December 31, 2018 increased $11.7 million, or 12.0%, to $109.0 million, as compared to $97.3 million in the same period last year. Excluding political revenue, net revenue increased $7.2 million, or 7.5%, to $103.3 million, as compared to $96.1 million in the same period last year. Excluding live events net revenue, which was budgeted to decline in 2018, net revenue increased $13.4 million, or 14.4%, to $106.6 million, as compared to $93.2 million in the same period last year.

Pro forma net revenue for the quarter ended December 31, 2018 increased $9.6 million, or 9.7%, to $109.0 million, as compared to $99.3 million in the same period last year. As used in this release, the term “pro forma” means pro forma for our acquisition of three radio stations in Princeton, NJ on July 2, 2018. Excluding political revenue, net revenue increased $5.2 million, or 5.2%, to $103.3 million, as compared to $98.1 million in the same period last year. Excluding live events net revenue, which was budgeted to decline in 2018, net revenue increased $11.4 million, or 12.0%, to $106.6 million, as compared to $95.2 million in the same period last year.

Net Loss
Net loss for the quarter ended December 31, 2018 decreased $10.8 million, or 39.9%, to $16.3 million, as compared to $27.1 million in the same period last year. Net loss from continuing operations decreased $32.5 million or 350.5%, to a net loss of $23.2 million, as compared to net income of $9.3 million in the same period last year. The decline in net income was driven by an increase in non-cash impairment charges in 2018, due in part to the revision of certain assumptions in the Company’s annual testing for intangible impairment as a result of the Company’s depressed stock price and market capitalization as compared to the prior year, among other factors. Net income was also impacted by an $11.7 million decline in income tax benefit, primarily related to the 2017 Tax Cut and Jobs Act.

Pro forma net loss for the quarter ended December 31, 2018 decreased $10.3 million, or 38.6%, to $16.3 million, as compared to $26.6 million in the same period last year. The decline in net income was driven by an increase in non-cash impairment charges in 2018, due in part to the revision of certain assumptions in the Company’s annual testing for intangible impairment as a result of the Company’s depressed stock price and market capitalization as compared to the prior year, among other factors. Net income was also impacted by an $11.7 million decline in income tax benefit, primarily related to the 2017 Tax Cut and Jobs Act.

Adjusted EBITDA
Adjusted EBITDA for the quarter ended December 31, 2018 increased $2.0 million, or 9.1%, to $23.9 million, as compared to $21.9 million in the same period last year.

Pro forma Adjusted EBITDA for the quarter ended December 31, 2018 increased $1.4 million, or 6.4%, to $23.9 million as compared to $22.4 million in the same period last year.

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

Net Revenue
Net revenue for the year ended December 31, 2018 increased $19.2 million, or 4.7%, to $430.6 million, as compared to $411.4 million in the same period last year. Excluding political revenue, net revenue increased $11.6 million, or 2.8%, to $420.6 million, as compared to $409.0 million in the same period last year. Excluding live events net revenue, which was budgeted to decline in 2018, net revenue increased $30.6 million, or 8.6%, to $388.0 million, as compared to $357.4 million in the same period last year.

Pro forma net revenue for the year ended December 31, 2018 increased $15.4 million, or 3.7%, to $434.2 million, as compared to $418.8 million in the same period last year. Excluding political revenue, net revenue increased $7.8 million, or 1.9%, to $424.2 million, as compared to $416.4 million in the same period last year. Excluding live events net revenue, which was budgeted to decline in 2018, net revenue increased $26.9 million, or 7.4%, to $391.4 million, as compared to $364.6 million in the same period last year.

Net Loss

Net loss for the year ended December 31, 2018 increased $21.3 million, to a net loss of $31.6 million, as compared to a net loss of $10.3 million in the same period last year. Net loss from continuing operations decreased $25.3 million, or 102.0%, to a net loss of $0.5 million, as compared to net income of $24.8 million in the same period last year. The decline in net income was driven by an increase in non-cash impairment charges in 2018, due in part to the revision of certain assumptions in the Company’s annual testing for intangible impairment as a result of the Company’s depressed stock price and market capitalization as compared to the prior year, among other factors. Net income was also impacted by a $9.0 million decline in income tax benefit, primarily related to the 2017 Tax Cut and Jobs Act.

Pro forma net loss for the year ended December 31, 2018 increased $22.4 million, to a net loss of $30.6 million, as compared to $8.2 million in the same period last year. The decline in net income was driven by an increase in non-cash impairment charges in 2018, due in part to the revision of certain assumptions in the Company’s annual testing for intangible impairment as a result of the Company’s depressed stock price and market capitalization as compared to the prior year, among other factors. Net income was also impacted by a $9.0 million decline in income tax benefit, primarily related to the 2017 Tax Cut and Jobs Act.

Adjusted EBITDA

Adjusted EBITDA for the year ended December 31, 2018 increased $6.5 million, or 7.3%, to $96.5 million, as compared to $90.0 million in the same period last year.

Pro forma Adjusted EBITDA for the year ended December 31, 2018 increased $5.4 million, or 5.9%, to $97.5 million, as compared to $92.1 million in the same period last year.

Liquidity and Capital Resources

As of December 31, 2018, we had a total of $61.4 million of cash on hand and $50.0 million of available borrowing capacity under our revolving credit facility. As of December 31, 2018, we had $560.5 million of outstanding indebtedness, representing 5.7x and 5.1x gross and net leverage, respectively, based on pro forma Adjusted EBITDA for the year ended December 31, 2018 of $97.5 million.

The table below presents a summary, as of March 8, 2019, of our outstanding common stock and securities convertible into common stock, excluding options issued under our 2014 Omnibus Incentive Plan.

Security	Number Outstanding[1]	Description
Class A common stock	14,297,066	One vote per share.
Class B common stock	3,011,634	10 votes per share.[2]
Class C common stock	1,636,341	No votes.[2]
Warrants	8,977,676	Each warrant is exercisable for one share of Class A common stock, at an exercise price of $0.0001 per share. The aggregate exercise price for all warrants currently outstanding is $898.[3]
Total	27,922,717

[1] Each of the shares of common stock listed below, including the shares of Class A common stock issuable upon exercise of the warrants, has equal economic rights.
[2] Each share converts into 1 share of Class A common stock upon transfer or at the option of the holder, subject to certain conditions, including compliance with FCC rules.
[3] The warrants are fully vested and exercisable for shares of Class A common stock, subject to certain conditions, including compliance with FCC rules.

Conference Call
Townsquare Media, Inc. will host a conference call to discuss certain fourth quarter and full year 2018 financial results and 2019 guidance on Tuesday, March 12, 2019 at 8:00 a.m. Eastern Time. The conference call dial-in number is 1-877-407-0784 (U.S. & Canada) or 1-201-689-8560 (International) and the confirmation code is 13686487. A live webcast of the conference call will also be available on the equity investor relations page of the Company’s website at www.townsquaremedia.com.

A replay of the conference call will be available through March 19, 2019. To access the replay, please dial 1-844-512-2921 (U.S. & Canada) or 1-412-317-6671 (International) and enter confirmation code 13686487. A web-based archive of the conference call will also be available at the above website.

About Townsquare Media, Inc.
Townsquare is a radio, digital media, entertainment and digital marketing solutions company principally focused on being the premier local advertising and marketing solutions platform in small and mid-sized markets across the U.S. Our assets include 321 radio stations and more than 330 local websites in 67 U.S. markets, a digital marketing solutions company (Townsquare Interactive) serving approximately 15,350 small to medium sized businesses, a proprietary digital programmatic advertising platform (Townsquare Ignite) and approximately 200 live events with over one million attendees each year. Our brands include local media assets such as WYRK, KLAQ, K2 and NJ101.5; iconic regional and national events such as the Taste of Country Music Festival, WE Fest, Country Jam, the Boise Music Festival, the Red Dirt BBQ & Music Festival and Taste of Fort Collins; and leading tastemaker music and entertainment websites such as XXLmag.com, TasteofCountry.com and Loudwire.com. For more information, please visit www.townsquaremedia.com, www.townsquareinteractive.com, and www.townsquareignite.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters addressed are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on or about the date hereof, for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements. Townsquare Media, Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures and Definitions
In this press release, we refer to Adjusted EBITDA, Adjusted EBITDA Less Interest, Capex and Taxes, Adjusted Net Income, and Adjusted Net Income Per Share which are financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

We define Adjusted EBITDA as net income (loss) before the deduction of income taxes, interest expense, net, repurchase of debt, transaction costs, depreciation and amortization, stock-based compensation, business realignment costs, goodwill and other intangible impairment charges, impairment loss on investment, net (income) loss from discontinued operations, net of income taxes, net gain (loss) on sale and retirement of assets, and other expense (income) net. Adjusted EBITDA Less Interest, Capex and Taxes is defined as Adjusted EBITDA less net cash interest expense, capital expenditures and cash paid for taxes. Adjusted Net Income is defined as net income (loss) before the deduction of transaction costs, business realignment costs, goodwill and other intangible impairment charges, net (loss) income from discontinued operations, net of income taxes, and net (gain) loss on sale and retirement of assets. Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding. These measures do not represent, and should not be considered as alternatives to, net income (loss), or cash flows from operations, as determined under GAAP. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses or charges that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP measures may not be comparable to similarly-named measures reported by other companies. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth in the tables below. Where we use the term “pro forma”, it refers to pro forma financial information for our acquisition of three radio stations in Princeton, NJ on July 2, 2018. as if the acquisition had occurred on January 1, 2017.

We use Adjusted EBITDA to facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We use Adjusted Net Income and Adjusted Net Income Per Share to assess total company operating performance on a consistent basis. We believe that these measures, when considered together with our GAAP financial results, provide management and investors with a more complete understanding of our business operating results, including underlying trends, by excluding the effects of transaction costs, net (loss) gain on sale and retirement of assets, business realignment costs, certain impairments, and net income (loss) from discontinued operations. Further, while discretionary bonuses for members of management are not determined with reference to specific targets, our Board of Directors may consider Adjusted EBITDA, Adjusted EBITDA Less Interest, Capex and Taxes, Adjusted Net Income, and Adjusted Net Income Per Share when determining discretionary bonuses.

Investor Relations
Claire Yenicay
(203) 900-5555
investors@townsquaremedia.com

TOWNSQUARE MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in Thousands, Except Share and Per Share Data)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$61,390	$61,205
Accounts receivable, net of allowance of $3,456 and $1,079, respectively	62,464	61,558
Prepaid expenses and other current assets	9,305	7,540
Short-term assets held for sale	—	879
Current assets of discontinued operations	10	7,222
Total current assets	133,169	138,404

Property and equipment, net	114,251	104,030
Intangible assets, net	482,780	495,501
Goodwill	240,584	241,888
Investments	9,505	8,092
Other assets	6,909	8,965
Long-term assets of discontinued operations	—	59,478
Total assets	$987,198	$1,056,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,481	$13,442
Current portion of long-term debt	5	9,524
Deferred revenue	14,611	17,281
Accrued expenses and other current liabilities	32,834	24,919
Accrued interest	4,563	5,699
Current liabilities of discontinued operations	207	2,440
Total current liabilities	65,701	73,305
Long-term debt, less current portion (net of deferred financing costs of $5,155 and $6,803, respectively)	555,330	555,618
Deferred tax liabilities	16,031	26,283
Other long-term liabilities	8,559	9,390
Long-term liabilities of discontinued operations	—	10,682
Total liabilities	645,621	675,278

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 300,000,000 shares authorized; 14,297,066 and 13,819,639 shares issued and outstanding, respectively	143	138
Class B common stock, par value $0.01 per share; 50,000,000 shares authorized; 3,022,484 and 3,011,634 shares issued and outstanding, respectively	30	30
Class C common stock, par value $0.01 per share; 50,000,000 shares authorized; 1,636,341 shares issued and outstanding, respectively	17	17
Total common stock	190	185
Additional paid-in capital	365,835	367,041
Retained deficit	(25,735)	13,265
Cumulative translation adjustment	—	(532)
Non-controlling interest	1,287	1,121
Total liabilities and stockholders' equity	$987,198	$1,056,358

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands, Except Per Share Data)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017

Net revenue	$108,958	$97,263	$430,599	$411,392

Operating costs and expenses:
Direct operating expenses, excluding depreciation, amortization and stock-based compensation	77,685	67,934	306,861	295,574
Depreciation and amortization	4,878	4,220	18,961	18,999
Corporate expenses	7,410	7,453	27,212	25,828
Stock-based compensation	600	169	1,633	718
Transaction costs	462	568	1,466	1,174
Business realignment costs	2,128	1,328	2,128	1,328
Impairment of goodwill and intangible assets	32,358	16,858	32,358	16,858
Net (gain) loss on sale and retirement of assets	(13)	(266)	(415)	386
Total operating costs and expenses	125,508	98,264	390,204	360,865
Operating (loss) income	(16,550)	(1,001)	40,395	50,527

Other expense (income):
Interest expense, net	8,667	8,281	34,266	32,755
Impairment loss on investment	5,007	—	5,007	—
Repurchase of debt	(140)	—	(140)	—
Other expense, net	45	37	167	363
(Loss) income from continuing operations before income taxes	(30,129)	(9,319)	1,095	17,409
(Benefit) provision from income taxes	(6,928)	(18,582)	1,589	(7,397)
Net (loss) income from continuing operations	(23,201)	9,263	(494)	24,806
Net income (loss) from discontinued operations, net of income taxes	6,892	(36,382)	(31,081)	(35,079)
Net loss	$(16,309)	$(27,119)	$(31,575)	$(10,273)

Controlling interests	(16,715)	(27,469)	(32,930)	(11,149)
Noncontrolling interests	406	350	1,355	876

Basic (loss) income per share:
Continuing operations	$(1.26)	$0.50	$(0.03)	$1.34
Discontinued operations	$0.37	$(1.97)	$(1.68)	$(1.90)

Diluted (loss) income per share:
Continuing operations	$(1.26)	$0.34	$(0.03)	$0.89
Discontinued operations	$0.37	$(1.33)	$(1.68)	$(1.26)

Weighted average shares outstanding:
Basic	18,478	18,478	18,478	18,459
Diluted	27,511	27,457	27,502	27,855

Cash dividend declared per share	$0.075	$—	$0.300	$—

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(31,575)	$(10,273)
Loss from discontinued operations	(31,081)	(35,079)
Income from continuing operations	(494)	24,806
Adjustments to reconcile income from continuing operations to net cash flows from operating activities
Depreciation and amortization	18,961	18,999
Amortization of deferred financing costs	1,516	1,646
Net deferred taxes and other	699	(8,080)
Provision for doubtful accounts	4,665	2,174
Stock-based compensation expense	1,633	718
Equity award modification	(131)	—
Trade activity, net	(13,245)	(11,754)
Repurchase of debt	(140)	—
Non-cash interest expense	(18)	(2)
Write-off of deferred financing fees	133	83
Impairment of goodwill and intangible assets	32,358	16,858
Impairment on investment	5,007	—
Net (gain) loss on sale of assets	(415)	386
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(1,234)	(849)
Prepaid expenses and other assets	(370)	(599)
Accounts payable	(3,311)	(153)
Accrued expenses	3,266	4,943
Accrued interest	(989)	1,107
Other long-term liabilities	(831)	(831)
Net cash provided by operating activities - continuing operations	47,060	49,452
Net cash (used in) provided by operating activities - discontinued operations	(10,426)	1,536
Net cash provided by operating activities	36,634	50,988
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(24,785)	(5,511)
Payment for investment	—	(857)
Acquisition of intangibles	—	(150)
Purchase of property and equipment	(18,121)	(16,471)
Proceeds from insurance settlement	—	—
Proceeds from sale of assets	850	977
Net cash used in investing activities - continuing operations	(42,056)	(22,012)
Net cash provided by (used in) investing activities - discontinued operations	23,792	(6,917)
Net cash used in investing activities	(18,264)	(28,929)
Cash flows from financing activities:
Repayment of long-term debt	(11,332)	(6,662)
Proceeds from stock offering and option exercises	—	346
Dividend payments	(6,179)	—
Debt financing costs	(2)	(526)
Investment in minority interest	—	—
Cash distribution to non-controlling interests	(524)	(421)
Repayments of capitalized obligations	(5)	(91)
Net cash used in financing activities - continuing operations	(18,042)	(7,354)
Net cash used in financing activities - discontinued operations	(19)	(600)
Net cash used in financing activities	(18,061)	(7,954)
Effect of exchange rate changes	(124)	(45)
Net increase in cash and cash equivalents	185	14,060
Cash and cash equivalents:
Beginning of period	61,205	47,145
End of period	$61,390	$61,205

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in Thousands)

	Year Ended December 31,
	2018	2017
Supplemental Disclosure of Cash Flow Information:
Cash payments:
Interest	$34,029	$29,917
Income taxes	1,203	722

Equity issued in respect of acquisitions:
Common stock, joint venture acquisition	—	513

Non-cash investment:
Investments	6,420	2,972

Supplemental Disclosure of Non-cash Activities:
Dividends declared, but not paid during the period	$2,162	$—

The following tables disaggregate our revenue on a GAAP and pro forma basis into the following categories: Advertising, which includes broadcast and digital advertising products, Live Events, and our digital marketing solutions business under the brand name Townsquare Interactive, for the three months and years ended December 31, 2018 and 2017, respectively (in thousands):

	Actual
	Three Months Ended December 31,
	Advertising		Live Events		Townsquare Interactive		Total
	2018	2017	2018	2017	2018	2017	2018	2017
Net Revenue (ex Political)	$87,383	$81,459	$2,392	$4,107	$13,510	$10,510	$103,285	$96,076
Political	5,673	1,187	—	—			$5,673	$1,187
Net Revenue	$93,056	$82,646	$2,392	$4,107	$13,510	$10,510	$108,958	$97,263

	Pro Forma
	Three Months Ended December 31,
	Advertising		Live Events		Townsquare Interactive		Total
	2018	2017	2018	2017	2018	2017	2018	2017
Net Revenue (ex Political)	$87,383	$83,457	$2,392	$4,167	$13,510	$10,510	$103,285	$98,134
Political	5,673	1,187	—	—			$5,673	$1,187
Net Revenue	$93,056	$84,644	$2,392	$4,167	$13,510	$10,510	$108,958	$99,321

	Actual
	Years Ended December 31,
	Advertising		Live Events		Townsquare Interactive		Total
	2018	2017	2018	2017	2018	2017	2018	2017
Net Revenue (ex Political)	$329,372	$314,891	$42,642	$54,032	$48,598	$40,041	$420,612	$408,964
Political	9,987	2,428	—	—	—	—	$9,987	$2,428
Net Revenue	$339,359	$317,319	$42,642	$54,032	$48,598	$40,041	$430,599	$411,392

	Pro Forma
	Years Ended December 31,
	Advertising		Live Events		Townsquare Interactive		Total
	2018	2017	2018	2017	2018	2017	2018	2017
Net Revenue (ex Political)	$332,831	$322,104	$42,775	$54,273	$48,598	$40,041	$424,204	$416,418
Political	10,003	2,428	—	—	—	—	$10,003	$2,428
Net Revenue	$342,834	$324,532	$42,775	$54,273	$48,598	$40,041	$434,207	$418,846

The following table reconciles on a GAAP basis net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted Net Income for the three months and years ended December 31, 2018, and 2017, respectively (in thousands, except per share data):

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net (loss) income from continuing operations	$(23,201)	$9,263	$(494)	$24,806
Net income (loss) from discontinued operations, net of income taxes	6,892	(36,382)	(31,081)	(35,079)
Net loss	(16,309)	(27,119)	(31,575)	(10,273)
(Benefit) provision from income taxes	(6,928)	(18,582)	1,589	(7,397)
Loss before income taxes	(23,237)	(45,701)	(29,986)	(17,670)
Transaction costs	462	568	1,466	1,174
Business realignment costs	2,128	1,328	2,128	1,328
Impairment of goodwill and intangible assets	32,358	16,858	32,358	16,858
Impairment loss on investment	5,007	—	5,007	—
Net (gain) loss on sale and retirement of assets	(13)	(266)	(415)	386
Net (income) loss from discontinued operations, net of income taxes	(6,892)	36,382	31,081	35,079
Adjusted net income before income taxes	9,813	9,169	41,639	37,155
Provision for income taxes	2,797	3,896	11,867	15,787
Adjusted Net Income	$7,016	$5,273	$29,772	$21,368

Adjusted Net Income Per Share
Basic	$0.38	$0.29	$1.61	$1.16
Diluted	$0.26	$0.19	$1.08	$0.77

Weighted average shares outstanding:
Basic	18,478	18,478	18,478	18,459
Diluted	27,511	27,457	27,502	27,855

The following table reconciles on a GAAP basis net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA and Adjusted EBITDA Less Interest, Capex and Taxes for the three months and years ended December 31, 2018, and 2017, respectively (dollars in thousands):

	Actual
	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net (loss) income from continuing operations	$(23,201)	$9,263	$(494)	$24,806
Net income (loss) from discontinued operations, net of income taxes	6,892	(36,382)	(31,081)	(35,079)
Net loss	(16,309)	(27,119)	(31,575)	(10,273)
(Benefit) provision from income taxes	(6,928)	(18,582)	1,589	(7,397)
Interest expense, net	8,667	8,281	34,266	32,755
Repurchase of debt	(140)	—	(140)	—
Depreciation and amortization	4,878	4,220	18,961	18,999
Stock-based compensation	600	169	1,633	718
Transaction costs	462	568	1,466	1,174
Business realignment costs	2,128	1,328	2,128	1,328
Impairment of goodwill and intangible assets	32,358	16,858	32,358	16,858
Impairment loss on investment	5,007	—	5,007	—
Net (income) loss from discontinued operations, net of income taxes	(6,892)	36,382	31,081	35,079
Other (a)	32	(229)	(248)	749
Adjusted EBITDA	$23,863	$21,876	$96,526	$89,990
Net cash paid for interest	(13,134)	(11,342)	(34,029)	(29,917)
Capital expenditures	(5,437)	(4,194)	(18,121)	(16,471)
Cash paid for taxes	(290)	(134)	(1,203)	(722)
Adjusted EBITDA Less Interest, Capex and Taxes	$5,002	$6,206	$43,173	$42,880
(a) Other includes net (gain) loss on sale and retirement of assets, (gain) loss on foreign exchange and other (income) expense, net.

The following table reconciles on a pro forma basis net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA and Adjusted EBITDA Less Interest, Capex and Taxes for the three months and years ended December 31, 2018, and 2017, respectively (dollars in thousands):

	Pro forma
	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net (loss) income from continuing operations	$(23,201)	$9,263	$(494)	$24,806
Net income (loss) from discontinued operations, net of income taxes	6,892	(36,382)	(31,081)	(35,079)
Net loss	(16,309)	(27,119)	(31,575)	(10,273)
Net income from acquisition	—	559	1,019	2,109
Pro forma net loss	(16,309)	(26,560)	(30,556)	(8,164)
Provision (benefit) from income taxes	(6,928)	(18,582)	1,589	(7,397)
Interest expense, net	8,667	8,281	34,266	32,755
Repurchase of debt	(140)	—	(140)	—
Depreciation and amortization	4,878	4,220	18,961	18,999
Stock-based compensation	600	169	1,633	718
Transaction costs	462	568	1,466	1,174
Business realignment costs	2,128	1,328	2,128	1,328
Impairment of goodwill and intangible assets	32,358	16,858	32,358	16,858
Impairment loss on investment	5,007	—	5,007	—
Net (income) loss from discontinued operations, net of income taxes	(6,892)	36,382	31,081	35,079
Other (a)	32	(229)	(248)	749
Pro forma Adjusted EBITDA	23,863	22,435	97,545	92,099
Net cash paid for interest	(13,134)	(11,342)	(34,029)	(29,917)
Capital expenditures	(5,437)	(4,194)	(18,151)	(16,486)
Cash paid for taxes	(290)	(134)	(1,203)	(722)
Pro forma Adjusted EBITDA Less Interest, Capex and Taxes	$5,002	$6,765	$44,162	$44,974
(a) Other includes net (gain) loss on sale and retirement of assets, (gain) loss on foreign exchange and other (income) expense, net.

The following table reconciles net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA on a quarterly basis for the twelve months ended December 31, 2018 (dollars in thousands):

	Actual				Twelve Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018
Net (loss) income	$(26,591)	$1,634	$9,691	$(16,309)	$(31,575)
Provision (benefit) from income taxes	1,095	3,723	3,699	(6,928)	1,589
Interest expense, net	8,427	8,532	8,640	8,667	34,266
Repurchase of debt	—	—	—	(140)	(140)
Depreciation and amortization	4,601	4,628	4,854	4,878	18,961
Stock-based compensation	190	246	597	600	1,633
Transaction costs	160	677	167	462	1,466
Business realignment costs	—	—	—	2,128	2,128
Impairment of goodwill and intangible assets	—	—	—	32,358	32,358
Impairment loss on investment	—	—	—	5,007	5,007
Net loss (income) from discontinued operations, net of income taxes	29,392	8,441	140	(6,892)	31,081
Other (a)	(290)	(28)	38	32	(248)
Adjusted EBITDA	$16,984	$27,853	$27,826	$23,863	$96,526
(a) Other includes net (gain) loss on sale and retirement of assets, (gain) loss on foreign exchange and other (income) expense, net.

The following table reconciles on a pro forma basis net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA on a quarterly basis and for the twelve months ended December 31, 2018 (dollars in thousands):

	Pro Forma				Twelve Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018
Net (loss) income	$(26,591)	$1,634	$9,691	$(16,309)	$(31,575)
Net income from acquisition	271	748	—	—	1,019
Pro forma net (loss) income	(26,320)	2,382	9,691	(16,309)	(30,556)
Provision (benefit) from income taxes	1,095	3,723	3,699	(6,928)	1,589
Interest expense, net	8,427	8,532	8,640	8,667	34,266
Repurchase of debt	—	—	—	(140)	(140)
Depreciation and amortization	4,601	4,628	4,854	4,878	18,961
Stock-based compensation	190	246	597	600	1,633
Transaction costs	160	677	167	462	1,466
Business realignment costs	—	—	—	2,128	2,128
Impairment loss on goodwill	—	—	—	32,358	32,358
Impairment loss on investment	—	—	—	5,007	5,007
Net loss (income) from discontinued operations, net of income taxes	29,392	8,441	140	(6,892)	31,081
Other (a)	(290)	(28)	38	32	(248)
Adjusted EBITDA	$17,255	$28,601	$27,826	$23,863	$97,545
(a) Other includes net (gain) loss on sale and retirement of assets, (gain) loss on foreign exchange and other (income) expense, net.